QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.2

COAST BANCORP
DIRECTORS STOCK OPTION PLAN

ADOPTED EFFECTIVE MAY 31, 2001

COAST BANCORP

DIRECTORS' STOCK OPTION PLAN

INDEX

ARTICLE NO.	DESCRIPTION	COMMENCING ON PAGE
1.	PURPOSE	3
2.	STOCK SUBJECT TO OPTION	3
3.	PARTICIPANTS	3
4.	GRANT, TERMS AND CONDITIONS OF OPTIONS	3
5.	ADMINISTRATION	8
6.	EFFECTIVE DATE AND TERMINATION OF PLAN	8
7.	AMENDMENTS	8
8.	USE OF PROCEEDS	8
9.	NO OBLIGATION TO EXERCISE OPTION	9
10.	SECURITIES LAWS	9
11.	FINANCIAL INFORMATION	9

COAST BANCORP

DIRECTORS' STOCK OPTION PLAN

1.    PURPOSE

        On May 31, 2001, Coast Bancorp (the "Company") became the Company holding company of Coast National Bank (the "Bank") through a corporate reorganization (the "Reorganization"). In the Reorganization, the Bank became the wholly-owned subsidiary of the Company. Pursuant to the terms of the reorganization the 1998 Directors Stock Option Plan of the Bank became the Coast Bancorp Directors Stock Option Plan (the "Plan"). The Plan is intended to encourage the proprietary interest of the members of the Board of Directors of Coast Bancorp and its affiliates who are not also employees of the Company or said affiliates (collectively, the "Company") and thereby provide an incentive to said directors (the "Directors") to perform more effectively their duties as Directors. Further purposes of the Plan are to provide an incentive for Directors to continue to serve the Company as Directors, to assist the Company in recruiting highly qualified individuals when vacancies occur on the Board of Directors and to provide a means whereby Directors may be given an opportunity to purchase shares of the no par value common stock of the Company (hereinafter the "Common Stock").

        The word "affiliate," as used in this Plan, means any corporation in an unbroken chain of corporations beginning or ending with the Company, if at the time of the granting of an option, each such corporation other than the last in that chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.    STOCK SUBJECT TO OPTION

        Subject to adjustment as provided in Section 4(h) hereof, options may be granted by the Company from time to time to purchase not less than 50,000 shares nor more than 62,500 shares of the Company's authorized but unissued Common Stock but not to exceed ten percent (10%) of the outstanding Common Stock of the Company upon completion of the Company's initial stock offering (the "Shares").

        At no time, however, shall the total number of Shares issuable upon exercise of all outstanding options and the total number of Shares provided for under any stock bonus or similar plan of the Company exceed thirty percent (30%) of the then outstanding Shares of the Company's Common Stock, calculated in accordance with the conditions and exclusions of Rule 260.140.45 of the California Code of Regulations, or successor statute or regulation.

        If any option granted under the Plan shall terminate for any reason or expire before such option is exercised in full, the Shares previously reserved for issuance upon exercise of such option shall again become available for grant pursuant to the Plan.

3.    PARTICIPANTS

        Participants in the Plan ("Participants") shall be those persons who are serving as non-employee directors (the "Directors") of the Company on the date of approval of the Plan by the Board of Directors and persons who become Directors after said date but prior to the expiration of the Plan.

4.    GRANT, TERMS AND CONDITIONS OF OPTIONS

(a)
Options granted pursuant to the Plan shall be evidenced by agreements in such form as Board of Directors shall from time to time approve, or the Committee (as defined in Section 5) shall from time to time recommend and the Board of Directors shall from time to time approve, which agreements shall be executed by the optionee and by an officer of the Company designated by the Committee and shall comply with and be subject to the following terms and conditions:

        (i)    Subject to shareholders approval, each non-employee director who is a director of the Company on the date this plan is adopted by the Board of Directors shall receive options to purchase                        (    ) Shares.

        (ii)  To the extent that Shares are available under the Plan, any person who becomes a Director subsequent to those listed in Section 4(a)(i) hereof shall be granted an option to purchase Shares equal to            per cent (    %) of the maximum Shares reserved pursuant to Section 2 of the Plan, upon such person's appointment or election as a Director.

(b)
Option Price. The purchase price under each option shall be not less than one hundred percent (100%) of the fair market value of the Shares subject thereto on the date the option is granted, as such value is determined by the Board of Directors or the Committee (the "Fair Market Value"). The Fair Market Value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treasury Regulation Section 20.2031-2.

(c)
Duration and Exercise of Options. Each agreement evidencing an option granted hereunder shall specify the date when the option is to become exercisable in accordance with Section 4(a) hereof, and no option shall be exercisable after the expiration of ten (10) years from the granting date. An option shall terminate prior to the expiration of such 10-year term as provided in Sections 5(d) or 5(g) of this Plan.

        Options can be exercised by a Participant any time during such ten year period as follows:

        (i)    After the expiration of twelve (12) months from the granting date, an option may be exercised to the extent of not more than thirty-three and on third per cent (33 1/3%) of the Shares subject to the option;

        (ii)  After the expiration of twenty-four (24) months from the granting date, an option may be exercised to the extent of not more than sixty-six and two thirds percent (66 2/3%) of the Shares subject to the option;

        (iii)  After the expiration of thirty-six (36) months from the granting date, an option may be exercised to the extent one hundred percent (100%) of the Shares subject to the option.

Any portion of an option not exercised shall accumulate and can be exercised by the Participant any time prior to the expiration of ten years from the granting date.

(d)
Payment for Option Shares.

        (i)    General Rule. The entire Exercise Price of Common Stock issued upon exercise of Options shall be payable in cash at the time when such Common Stock are purchased, except the Committee may, in its discretion, accept payment pursuant to Section 4(d)(ii), (iii), (iv), (v), (vi).

        (ii)  Surrender of Stock. To the extent that this Section 4(d)(ii) is applicable, payment for all or any part of the Exercise Price may be made with shares of Common Stock which have already been owned by the Optionee for more than six months and which are surrendered to the Company. Such shares shall be valued at their Fair Market Value on the date when the new Common Stock as purchased under the Plan.

        (iii)  Share Withholding. To the extent that this Section 4(d)(iii) is applicable, payment for all or any part of the Exercise Price may be made by the delivery (on a form prescribed by the Company) of options to purchase Shares. Such options shall be valued at their Fair Market Value on the date when the new Common Stock is purchased under the Plan.

        (iv)  Exercise/Sale. To the extent that this Section 4(d)(iv) is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Common Stock and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

        (v)  Exercise/Loan. To the extent that this Section 4(d)(v) is applicable, payment may be made by delivery (on a form prescribed by the Company) of an irrevocable direction to pledge shares to a securities broker or lender (excluding the Company or a affiliate thereof) approved by the Company as security for a loan by the broker or lender and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

        (vi)  Other Forms of Payment. To the extent that this Section 4(d)(vi) is applicable, payment may be made in any other form approved by the Committee, consistent with applicable laws, regulations and rules.

(e)
Termination of Employment or Officer or Director Status. Upon the termination of a Participant's status as a Director of the Company, his or her rights to exercise an option then held shall be only as follows:

        (i)    Death Or Disability. If a Participant's employment or status as a Director is terminated by death or disability, such Participant or such Participant's qualified representative (in the event of the Participant's mental disability) or the Participant's estate (in the event of the Participant's death) shall have the right for a period of twelve (12) months following the date of such death or disability to exercise the option to the extent the Participant was entitled to exercise such option on the date of the Participant's death or disability, provided the actual date of exercise is in no event after the expiration of the term of the option.

A Participant's "estate" shall mean the Participant's legal representative or any person who acquires the right to exercise an option by reason of the Participant's death.

        (ii)  Cause. If a Director is determined by the Board of Directors to have committed an act of embezzlement, fraud, dishonesty, breach of fiduciary duty to the Company or its shareholders, or to have deliberately disregarded the rules of the Company which resulted in loss, damage or injury to the Company, or if a Participant makes any unauthorized disclosure of any of the secrets or confidential information of the Company, induces any client or customer of the Company to break any contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, or engages in any conduct which constitutes unfair competition with the Company, or if a Participant is removed from directorship of the Company by the Federal Deposit Insurance Corporation, the Federal Reserve Board, the California State Financial Institutions Department or any other regulatory agency, or if a Participant is removed as a Director of the Company pursuant to California Corporations Code Section 302 or Section 304, or any other applicable law or regulation, neither the Participant nor the Participant's estate shall be entitled to exercise any option with respect to any Shares whatsoever after termination of Director status, whether or not after such termination the Participant may receive payment from the Company for services rendered prior to termination, for services for the day on which termination occurred or for other benefits. In making such determination, the Board of Directors shall act fairly and shall give the Participant an opportunity to appear and be heard at a hearing before the full Board of Directors and present evidence on the Participant's behalf. For the purpose of this paragraph, termination of Director status shall be deemed to occur when the Company dispatches notice or advice to the Participant that the Participant's status as a Director is terminated and not at the time of the Participant's receipt thereof.

        (iii)  Other Reasons. If a Participant's status as a director is terminated for any reason other than those mentioned above under "Death or Disability" and "Cause", the Participant may, within three (3) months and one (1) day following such termination, exercise the option to the extent such option was exercisable by the Participant on the date of termination of the Participant's status as a Director, provided the date of exercise is in no event after the expiration of the term of the option.

        (iv)  Extension Of Grace Period. If a Participant's status as a Director is terminated for any reason other than those mentioned above under "Death or Disability" and "Cause" and the Participant dies or becomes disabled within three (3) months and one (1) day following such termination, such Participant or such Participant's qualified representative (in the event of the Participant's mental disability) or the Participant's estate (in the event of the Participant's death) shall have the right for a period of twelve (12) months following the date of such death or disability to exercise the option to the extent the Participant was entitled to exercise such option on the date of the Participant's death or disability, provided the actual date of exercise is in no event after the expiration of the term of the option.

(f)
Transferability of Option. No option shall be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and shall be exercisable during the Participant's lifetime only by the Participant.

(g)
Other Terms and Conditions. Options may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Board of Directors or the Committee shall deem appropriate. No option, however, nor anything contained in the Plan, shall confer upon any Participant any right to continue in the status as a Director of the Company, nor limit in any way the right of the Company to terminate a Participant's status as a Director at any time.

(h)
Adjustment or Changes in Common Stock. In the event the shares of Common Stock of the Company, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of reorganization, merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise), or if the number of shares of Common Stock of the Company shall be increased through the payment of a stock dividend, the Board of Directors shall substitute for or add to each share of Common Stock of the Company theretofore appropriated or thereafter subject or which may become subject to an option under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock of the Company shall be so changed, or for which each share shall be exchanged, or to which each such share shall be entitled, as the case may be. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that any Participant's proportionate interest in the Company by reason of his or her rights under unexercised portions of such options shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price of the unexercised portion of the option and with a corresponding adjustment in the option price per share.

        In the event of sale, dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or resulting corporation, the Board of Directors may, in its discretion, provide for the assumption by the surviving or resulting corporation of every option outstanding hereunder on its terms and conditions, both as to the number of shares and otherwise; provided, however, that, if the Board of Directors does not provide for such assumption, the Board of Directors shall have the power to cause the termination of every option outstanding hereunder, except that the surviving or resulting corporation may, in its discretion, tender an option or options to purchase its shares on its terms and conditions, both as to the number of shares and otherwise; provided, further, that in all events the Participant shall have the right immediately prior to such sale, dissolution, liquidation, or merger or consolidation in which the Company is not the surviving or resulting corporation to notification thereof as soon as practicable and, thereafter, to exercise the Participant's option to purchase Shares subject thereto to the extent of any unexercised portion of the option, regardless of the vesting provisions of Section 4(a) hereof. This right of exercise shall be conditioned upon the execution of a final plan of dissolution or liquidation or a definitive agreement of merger or consolidation.

        In the event of the purchase by any person or entity of, or an offer by any person or entity to all shareholders of the Company to purchase, 25% or more of the shares of Common Stock of the Company (or shares of stock or other securities which shall be substituted for such shares or to which such shares shall be adjusted as provided in this Section 4(h), or which purchase or offer would result in such person or entity acquiring more than 50% of the Company's outstanding shares following such purchase, any Participant under this Plan shall have the right upon such purchase or the commencement of such offer to exercise the option and purchase shares subject thereto, to the extent of any unexercised or unvested portion of such option.

        No right to purchase fractional shares shall result from any adjustment in options pursuant to this Section 4(h). In case of any such adjustment, the shares subject to the option shall be rounded down to the nearest whole share. Notice of any adjustment shall be given by the Company to each holder of an option which was in fact so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

        To the extent the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board of Directors or the Committee, whose determination in that respect shall be final, binding and conclusive.

        Except as expressly provided in this Section 4(h), a Participant shall have no rights by reason of any of the following events: (1) subdivision or consolidation of shares of stock of any class; (2) payment of any stock dividend; (3) any other increase or decrease in the number of shares of stock of any class; (4) any dissolution, liquidation, merger, consolidation, spin-off of assets or stock of another corporation. Any issue by the Company of shares of stock of any class, or securities convertible into shares of any class, shall not affect the number or price of shares of Common Stock subject to the option, and no adjustment by reason thereof shall be made.

        The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

(i)
Rights as a Shareholder. The Participant shall have no rights as a shareholder with respect to any Shares until the date of issuance of a stock certificate for such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance, except as provided in Section 4(g) hereof.

(j)
Withholding.

        (i)    General. To the extent required by applicable federal, state, local or foreign law, an optionee SHALL make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an Option. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

        (ii)  Share Withholding. The Committee may permit an Optionee to satisfy all or part of his or her withholding tax obligations by having the Company withhold a portion of any Shares that otherwise would be issued to him or her or by surrendering a portion of any Common Shares that previously were issued to him or her. Such Common Stock shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash.

(k)
Exercise or Forfeiture. In the event the Company's capital falls below the minimum requirements, as determined by the Commissioner off Financial Institutions of the State of California (the

  "Commissioner") or the primary federal Company regulator of the Company, the Company's federal Company regulator shall have the right, in its sole discretion, to require directors who have outstanding options pursuant to this Plan to either exercise such options within a given time or to forfeit all such options.

5.    ADMINISTRATION

        The Plan shall be administered by the Board of Directors or a committee of the Board of Directors (the "Committee") appointed for this purpose by the Board of Directors. Subject to the express terms and conditions of the Plan and the terms of any option outstanding under the Plan, the Board of Directors or the Committee shall have full power to construe the Plan and the terms of any option granted under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan or such options and to make all other determinations necessary or advisable for the Plan's administration. The Board's or the Committee's determination on the foregoing matters shall be conclusive. Acts of the Committee (i) at a meeting, held at a time and place and in accordance with rules adopted by the Committee, at which a quorum of the Committee is present and acting, or (ii) reduced to and approved in writing by a majority of the members of the Committee, shall be valid acts of the Committee.

6.    EFFECTIVE DATE AND TERMINATION OF PLAN

(a)
The Plan shall become effective only upon adoption by the Board of Directors. The exercise of any options granted pursuant to the Plan shall be conditioned upon approval of the Plan by the holders of a majority of all of the shares of Common Stock of the Company represented and voting at a meeting of shareholders of the Company to which the Plan is submitted for approval, by the holders of a majority of the disinterested shares represented and voting at such meeting and upon satisfaction of any other conditions to such exercise as may be imposed by the Commissioner of Financial Institutions of the State of California.

(b)
Unless the Plan shall have been terminated by action of the Board of Directors prior thereto, it shall terminate ten (10) years after the earlier of its adoption by the Board of Directors or approval by the shareholders. The termination of the Plan shall not alter the maximum term, the vesting provisions or other terms or conditions of any option granted prior to termination of the Plan.

7.    AMENDMENTS

        The Board of Directors of the Company or the Committee may from time to time, with the approval, if required, of the Commissioner, alter or amend the Plan or alter or amend any and all agreements evidencing options granted thereunder, except that the provisions of Section 4(a) and (b) relating to the amount, price and timing of Option grants to Non-Employee Directors shall not be amended more than once in any six-month period. An amendment of the Plan shall be subject to the approval of the Company's shareholders only to the extent required by applicable laws, regulations or rules. Except as provided in Section 4(h), no termination, modification or amendment of the Plan may, without the consent of a Director to whom an option shall theretofore have been granted, adversely affect the rights of such Director under such option.

8.    USE OF PROCEEDS

        The proceeds from the sale of Common Stock pursuant to the exercise of options will be used for the Company's general corporate purposes.

9.    NO OBLIGATION TO EXERCISE OPTION

        The granting of an option hereunder shall impose no obligation upon the Participant to exercise such option.

10.  SECURITIES LAWS

        No shares of Common Stock shall be issued upon the exercise of any option under the Plan unless and until the Company has complied with any then applicable requirements of statute or regulation applicable to such issuance. The Company shall diligently endeavor to comply with all applicable securities laws before any options are granted hereunder and before any shares of Common Stock are issued pursuant to the exercise of such options.

11.  FINANCIAL INFORMATION.

        The Company shall annually deliver financial statements of the Company to all Optionees to whom such delivery is required by Section 260.140.46 of the California Code of Regulations, or successor statute or regulation.

COAST BANCORP

NONSTATUTORY STOCK OPTION AGREEMENT
UNDER THE DIRECTORS' STOCK OPTION PLAN

Granting Date:

TO:

        We are pleased to notify you that Coast Bancorp (the "Company") this day hereby grants to you an option to purchase all or any part of                        shares of the Common Stock of the Company (the "Shares") at the Option Price of $            per share as a stock option under the Coast Bancorp Directors' Stock Option Plan (the "Plan").

        THIS OPTION MAY BE EXERCISED ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN. ONLY CERTAIN PROVISIONS OF THE PLAN ARE SUMMARIZED IN THIS AGREEMENT. A COPY OF THE PLAN IS PROVIDED WITH THIS AGREEMENT.

        THIS OPTION MAY BE EXERCISED ONLY IF THE PLAN IS APPROVED BY A MAJORITY OF ALL THE SHARES REPRESENTED AND VOTING AT THE MEETING OF SHAREHOLDERS OF THE COMPANY.

        1.    Purpose of the Option.

        One of the purposes of the Plan is to advance the interests of the Company by stimulating the efforts of the non-employee Directors (the "Directors") on behalf of the Company and its affiliates (collectively the "Company"), by granting them financial participation in the progress and success of the Company.

        2.    Signature on Option Agreement.

        This option cannot be exercised unless you first sign this Agreement in the place provided and return it to the Secretary of the Company. However, your signing and delivering this Agreement will not bind you to purchase any of the Shares subject to the option. Your obligation to purchase the Shares can arise only when you exercise this option in the manner set forth in Paragraph 3 below.

        3.    Terms of Option and Exercise of Option.

        Subject to the provisions of Paragraphs 5 and 6 below and this Paragraph 3, you can exercise this option at any time during a period of one hundred twenty (120) months from the granting date as follows:

          (a)  After the expiration of twelve (12) months from the granting date, this option may be exercised to the extent of not more than thirty-three and one third percent (33 1/3%) of the Shares;

          (b)  After the expiration of twenty-four (24) months from the granting date, this option may be exercised to the extent of not more than sixty-six and two thirds percent (66 2/3%) of the Shares;

          (c)  After the expiration of thirty-six (36) months from the granting date, this option may be exercised to the extent of one hundred percent (100%) of the Shares.

        Any portion of the option that you do not exercise shall accumulate and can be exercised by you any time prior to the expiration of one hundred twenty (120) months from the granting date.

        4.    Payment for Option Shares.

          (a)  General Rule. The entire Exercise Price of Common Stock issued upon exercise of Options shall be payable in cash at the time when such Common Stock are purchased, except the Committee may, in its discretion, accept payment pursuant to paragraphs (b), (c), (d), (e), (f), below.

          (b)  Surrender of Stock. To the extent that this paragraph (b) is applicable, payment for all or any part of the Exercise Price may be made with shares of Common Stock which have already been owned by the Optionee for more than six months and which are surrendered to the Company. Such shares shall be valued at their Fair Market Value on the date when the new Common Stock as purchased under the Plan.

          (c)  Share Withholding. To the extent that this paragraph (c) is applicable, payment for all or any part of the Exercise Price may be made by the delivery (on a form prescribed by the Company) of options to purchase Shares. Such options shall be valued at their Fair Market Value on the date when the new Common Stock is purchased under the Plan.

          (d)  Exercise/Sale. To the extent that this paragraph (d) is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Common Stock and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

          (e)  Exercise/Loan. To the extent that this paragraph (e) is applicable, payment may be made by delivery (on a form prescribed by the Company) of an irrevocable direction to pledge shares to a securities broker or lender (excluding the Company or a affiliate thereof) approved by the Company as security for a loan by the broker or lender and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

          (f)    Other Forms of Payment. To the extent that this paragraph (f) is applicable, payment may be made in any other form approved by the Committee, consistent with applicable laws, regulations and rules.

        The Company shall deliver to you (or such other person entitled to exercise the option), not be less than fifteen (15) days and not more than thirty (30) days after the giving of such notice unless an earlier or later date is mutually agreed upon, without transfer or issue tax (but subject to any applicable withholding taxes) to you (or such other person entitled to exercise the option), at the principal office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates for such Shares dated the date the options were validly exercised; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any requirements of law. No fractional shares shall be issued or delivered.

        5.    Termination of Status as Director.

        If your status as a Director of the Company is terminated for any reason other than death or disability or cause this option may be exercised within three (3) months and one (1) day from the date of such termination to the extent you were entitled to exercise the option on the date of termination, but in no event may this option be exercised after the expiration of the term of this option. If, however, you are removed from your office with the Company for cause as defined in the Plan, this option shall expire at the time notice or advice of such removal is dispatched by the Company and notwithstanding anything else herein to the contrary, neither you nor your estate shall be entitled to exercise any option with respect to any Shares whatsoever after such removal.

        6.    Death or Disability.

        If you die or become disabled while a Director of the Company, the option may be exercised in whole or in part by you or your qualified representative (in the event of your mental disability) or by the duly authorized executor of your will or by the duly authorized administrator or special administrator of your estate (in the event of your death) within twelve (12) months from the date of your death or disability to the extent that you had the right to exercise this option on the date of your death or disability, but in no event after the expiration of the term of this option.

        Disability shall be determined under Sections 422 and 22(e)(3) of the Internal Revenue Code (the "Code") in effect at the date of such disability. The Code currently defines disability as follows:

        An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. An individual shall not be considered to be permanently and totally disabled unless he furnishes proof of the existence thereof in such form and manner, and at such times, as the Secretary may require.

        7.    Nontransferability of Option.

        No option shall be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and shall be exercisable during the Participant's lifetime only by the Participant.

        8.    Adjustment of and Changes in the Shares.

        In the event the shares of Common Stock of the Company, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of reorganization, merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise), or if the number of shares of Common Stock of the Company shall be increased through the payment of a stock dividend, the aggregate number or class of Shares subject to this option immediately prior to such event shall be appropriately adjusted by the Board of Directors in accordance with the terms of the Plan so that your proportionate interest in the Company by reason of your rights under any unexercised portions of such options shall be maintained as before the occurrence of such event. Such adjustment by the Board of Directors shall be conclusive.

        In the event of sale, dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or resulting corporation, the Board of Directors may, in its discretion, provide for the assumption by the surviving or resulting corporation of this option on its terms and conditions, both as to the number of shares and otherwise; provided, however, that, if the Board of Directors does not provide for such assumption, the Board of Directors shall have the power to cause the termination of this option, except that the surviving or resulting corporation may, in its discretion, tender an option or options to purchase its shares on its terms and conditions, both as to the number of shares and otherwise; provided, further, that in all events you shall have the right immediately prior to such sale, dissolution, liquidation, or merger or consolidation in which the Company is not the surviving or resulting corporation to notification thereof as soon as practicable and, thereafter, to exercise this option to purchase Shares to the extent of any unexercised portion of the option, regardless of the vesting provisions of Section 4(a) of the Plan and Section 3 hereof. This right of exercise shall be conditioned upon the execution of a final plan of dissolution or liquidation or a definitive agreement of merger or consolidation. In the event of the purchase by any person or entity of, or an offer by any person or entity to all shareholders of the Company to purchase, 25% or more of the shares of Common Stock of the Company (or shares of stock or other securities which shall be substituted for such shares or to which such shares shall be adjusted as provided in Section 4(g) of the Plan), or which purchase or offer would result in such person or entity acquiring more than 50% of the Company's outstanding shares following such purchase, you shall have the right upon such purchase or the commencement of such offer to exercise the option and purchase shares subject thereto, to the extent of any unexercised or unvested portion of such option.

        9.    Withholding Taxes.

        To the extent required by applicable federal, state, local or foreign law, you shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of your Option. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

        10.    Subject to Terms of the Plan.

        This Agreement shall be subject in all respects to the terms and conditions of the Plan and in the event of any inconsistencies between the Agreement and the Plan the terms of the Plan shall be controlling. Your signature herein represents your acknowledgment of receipt of a copy of the Plan. Any dispute or disagreement which shall arise under or as a result of or pursuant to this Agreement shall be finally and conclusively determined by the Board of Directors of the Company or a duly appointed Committee in its sole discretion, and such determination shall be binding upon all parties.

        11.    Exercise of Option Conditioned on Approval.

        Exercise of this option is conditioned upon approval of the Plan by the shareholders of the Company.

        12.    Tax Effects.

        THE FEDERAL AND STATE TAX CONSEQUENCES OF STOCK OPTIONS ARE COMPLEX AND SUBJECT TO CHANGE. ACCORDINGLY, AN OPTIONEE (OR HIS OR HER GUARDIAN, ESTATE OR LEGATEE) SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR BEFORE EXERCISING ANY OPTION OR DISPOSING OF ANY SHARES ACQUIRED UPON THE EXERCISE OF AN OPTION.

        13.    Rights as a Shareholder.

        As a holder of an option, you shall have the rights of a shareholder with respect to the Shares subject to this option only after a stock certificate representing such Shares shall have been issued to you upon the exercise of this option.

        14.    Notification of Sale.

        You agree that you, or any person acquiring Shares upon exercise of this Option, will notify the Company not more than five (5) days after any sale or disposition of such Shares.

        15.    Exercise or Forfeiture.

        In the event the Company's capital falls below the minimum requirements as contained in 12 CFR 3 or below a higher requirement as determined by the Office of the Comptroller of the Currency (the "OCC"), the OCC may direct the Company to require directors who have outstanding options pursuant to this Plan to either exercise such options or to forfeit all such options. Company will notify option holders within 45 days from the date the OCC notifies the Company in writing that option holders must exercise or forfeit their options. Company will cancel options not exercised within 21 days of Company's notification. Company has agreed to comply with any OCC requests that Company invoke its right to require option holders to exercise or forfeit their options under the previous circumstances.

COAST NATIONAL COMPANY
By

Signature of Optionee Agreed to this            day of

Signature of Optionee

QuickLinks

COAST BANCORP DIRECTORS STOCK OPTION PLAN ADOPTED EFFECTIVE MAY 31, 2001
COAST BANCORP DIRECTORS' STOCK OPTION PLAN INDEX
COAST BANCORP DIRECTORS' STOCK OPTION PLAN
COAST BANCORP NONSTATUTORY STOCK OPTION AGREEMENT UNDER THE DIRECTORS' STOCK OPTION PLAN